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EXHIBIT 99.1

PRESS RELEASE



For Immediate Release

                      TELEX COMMUNICATIONS, INC. ANNOUNCES
                  PRELIMINARY $7.7 MILLION ARBITRATION RULING,
    RECEIPT OF CASH PAYMENT FOR SALE OF ALTEC LANSING TRADEMARK AND ROYALTIES
                         AND RESTRUCTURING OF OPERATIONS
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MINNEAPOLIS, MINNESOTA (JUNE 2, 2000): Telex Communications, Inc. announced yesterday at a meeting of its bond holders in New York, NY the receipt of a preliminary arbitration ruling on Friday, May 26, 2000 entitling Telex to a payment of $7.7 million in connection with a dispute arising out of Telex's purchase of Mark IV Industries' Audio Products Group in December 1996. Payment of the arbitration award, together with interest of approximately $2 million, remains subject to finalization of the arbitration decision under the terms of the parties' binding arbitration agreement.

         Telex also received a $9.6 million cash payment on May 19, 2000 for all previously disclosed outstanding receivables related to Altec Lansing royalty fees and the sale of the trademark.

         The Company also announced the anticipated opening in mid-June 2000 of its new manufacturing facility in Morrilton, Arkansas. Existing manufacturing facilities in Austin, Texas and Newport, Tennessee will be closed and operations will be relocated to Morrilton, Arkansas. In addition, the Sevierville, Tennessee manufacturing facility will be closed and operations relocated to existing manufacturing facilities in Glencoe, Minnesota, Lincoln, Nebraska, and Hermosillo, Mexico.

         Telex will relocate its Minneapolis corporate headquarters to a larger, leased facility in Burnsville, MN in mid-July 2000 to accommodate the consolidation and relocation of corporate functions currently based in Buchanan, Michigan. The sale of Telex's existing corporate headquarters building in Minneapolis, Minnesota is expected to close in late July 2000.

         The relocation and consolidation of manufacturing and corporate operations, presently underway and expected to be completed over the next nine to twelve months, will require net capital expenditures of approximately $4 to $5 million in 2000 and a temporary increase in inventory estimated at $5 million. Telex expects to recognize a restructuring charge in the range of $7 to $8 million in the second quarter of 2000 in connection with these activities. In addition, the Company expects to incur other merger-related costs that will be paid over the next twelve months.

         Once completed, the relocation and consolidation activities are expected to result in improved efficiencies and cost reductions in the range of $15 to $20 million annually.

         Telex Communications, Inc. is a leader in the design, manufacture and marketing of sophisticated audio, wireless, multimedia, aircraft, broadcast and communications equipment for commercial, professional and industrial customers. Telex markets its products in more than 80 countries under the brands Electro-Voice(R), Telex(R), RTS(TM), Dynacord(R), Midas(R), Klark Teknik(R), University Sound(R) and others. Revenue was $344 million for the year ended December 31, 1999.

         This press release contains certain forward-looking statements that are based on management's current opinions, beliefs or expectations as to future results or events. While made in good faith and with a reasonable basis based on information currently available to management, there is no assurance that such opinions, beliefs or expectations will be achieved or accomplished. Various factors such as known and unknown risks and uncertainties could cause actual results and events to vary significantly from those expressed in any forward-looking statement.


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Such types of statements are made under the "safe harbor" provisions of the
Private Securities Litigation Reform Act of 1995. The Company does not undertake to update, revise or correct any forward-looking statements to the extent it becomes aware that they will not be achieved for any reason. For further discussion of forward-looking statements and factors which can impact future results and events, please refer to the Company's Report on Form 10-K for the year ended December 31, 1999, and other Company filings with the Securities and Exchange Commission.






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